UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

AMERICAN EAGLE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 W. Main Street, Suite 202, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 – REGULATION FD

Item 7.01. Regulation FD Disclosure

On April 2, 2015, American Eagle Energy Corporation (“we,” or “our”) the following events occurred in respect of the Notes (the “August Notes”) that we sold in August 2014:

•	We entered into a Forbearance Agreement with four holders (the “Ad Hoc Group”), who collectively own or manage in excess of 50% (face amount) of the August Notes;

•	We tendered the sum of $4.0 million as a partial interest payment to U.S. Bank National Association, as trustee under an Indenture, dated as of August 27, 2014, pursuant to which, among other things, we issued the August Notes to the holders thereof, some of whom are members of the Ad Hoc Group, which partial interest payment left us in default as to approximately $5.8 million of unpaid interest as of April 1, 2015, as well as certain other fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Indenture and the other related documents;

•	We received a letter from SunTrust Bank, as control agent, in respect of an August 27, 2015, Intercreditor Agreement among SunTrust Bank, as First Lien Collateral Agent, U.S. Bank National Association, as the Second Lien Collateral Agent, and us, in which SunTrust Bank provided notice of its resignation as control agent under that Intercreditor Agreement, which resignation is to become effective on May 1, 2015, unless SunTrust Bank is replaced in that role earlier; and

•	We received a letter from SunTrust Bank, as administrative agent, in respect of a Credit Agreement that we entered contemporaneously with the Intercreditor Agreement, in which SunTrust Bank gave us notice of an Event of Default thereunder – specifically, our failure to have paid the above-referenced interest payment in full, rather than in part.

The Forbearance Agreement expires on the earliest to occur of (i) the occurrence of any Event of Default under subsections 6.01(10) or 6.01(11) of the Indenture or the commencement of an involuntary proceeding or filing of an involuntary petition against our subsidiary or us under any federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) May 15, 2015, or (iii) the occurrence of a “Forbearance Default.” A Forbearance Default is the occurrence of a (i) failure by our subsidiary or us to comply with any provision of the Forbearance Agreement or (ii) any default or Event of Default under the Indenture or any other related document that is not a “Specified Default.” A Specified Default includes any default or Event of Defaults under (i) any of Sections 6.01(1), 6.01(2), 601(3), and 6.01(6) of the Indenture or (ii) the above-referenced Credit Agreement. During the pendency of the Forbearance Agreement, (i) the Ad Hoc Group has agreed to forbear from exercising certain of their default-related rights and remedies against our subsidiary and us with respect to the Specified Defaults in order to permit the Ad Hoc Group and us to negotiate and effectuate a restructuring of our financial affairs and (ii) we have agreed, among other items, to provide the Ad Hoc Group with certain financial and related information on an on-going basis. We cannot provide any assurance as to the form of any such potential restructuring, or its timing, or whether we will be able to restructure our financial affairs in part or in full at all. In connection with the foregoing, we have retained our corporate counsel, BakerHostetler, to assist us in these restructuring efforts.

We have attached to this Current Report a copy of the Forbearance Agreement as Exhibit 10.34 and a copy of the two letters from SunTrust Bank as Exhibits 99.1 and 99.2, respectively. We caution investors to review each of the attachments in their entirety, as the summaries set forth in this Current Report are not intended as complete summaries of their respective contents. On April 7, 2015, we issued a press release announcing the above-referenced events. A copy of that press release is attached hereto as Exhibit 99.3. That press release includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained in that press release might have certain “forward-looking” connotations, rather than historical. We undertake no duty or obligation to update or revise information included in this Current Report or in the exhibits.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit

10.34	Forbearance Agreement among the members of the ad hoc bondholders group and our subsidiary and us, dated April 2, 2015.
99.1	Letter from SunTrust Bank, as control agent, dated April 2, 2015.
99.2	Letter from SunTrust Bank, as administrative agent, dated April 2, 2015.
99.3	Press Release of American Eagle Energy Corporation, dated April 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2015	AMERICAN EAGLE ENERGY CORPORATION

	By:	/s/ Bradley Colby
Bradley Colby
President and Chief Executive Officer